Exhibit 99.1

Contact:	610-337-7000	For Immediate Release:
	Hugh J. Gallagher, ext. 1029	November 8, 2011
Brenda A. Blake, ext. 3202
AmeriGas Partners Reports Fiscal 2011 Results, Issues 2012 Guidance
VALLEY FORGE, Pa., November 8 — AmeriGas Propane, Inc., general partner of AmeriGas Partners, L.P. (NYSE:APU), reported net income attributable to AmeriGas Partners for the fiscal year ended September 30, 2011 of $138.5 million, or $2.30 per limited partner unit, compared to $165.2 million, or $2.80 per limited partner unit for the fiscal year ended September 30, 2010. Net income attributable to AmeriGas Partners for fiscal 2011 includes the effects of a $38.1 million loss related to extinguishments of debt. Net income attributable to AmeriGas Partners for fiscal 2010 includes the effects of a $12.2 million loss related to the termination of interest rate protection agreements and a $7.0 million litigation reserve.
The Partnership’s adjusted earnings before interest expense, income taxes, and depreciation and amortization (Adjusted EBITDA) was $335.3 million for fiscal 2011 compared with $340.2 million in fiscal 2010. Adjusted EBITDA for fiscal 2011 excludes the impact of the loss on extinguishments of debt. Adjusted EBITDA for fiscal 2010 excludes the impact of the loss related to the termination of interest rate protection agreements and the impact of the litigation reserve.
Eugene V. N. Bissell, chief executive officer of AmeriGas, said, “Our fourth quarter performance met our expectations and was stronger than last year, resulting in Adjusted EBITDA for the fiscal year that was consistent with our guidance from July. Our team did an excellent job of managing the business through challenging conditions brought about by erratic winter weather patterns and a high-cost commodity environment in fiscal 2011. We also made significant progress in pursuing our strategic growth initiatives and we were very pleased to make the recent announcement that we had entered into an agreement to acquire Heritage Propane from Energy Transfer Partners. We believe the acquisition will result in a stronger, more diversified propane company and will create significant long-term value for our unitholders.”
Bissell continued, “Looking ahead to fiscal 2012, assuming normal weather patterns this winter and given our assessment of current business conditions, we expect to report net income in the range of $178 million to $188 million and EBITDA in the range of $345 million to $355 million for the fiscal year ending September 30, 2012. This guidance does not include the impact of the proposed acquisition of Heritage Propane. Given the size of the transaction and the seasonal nature of our business, we intend to update guidance once the transaction closes and we can better estimate the impact of the acquisition on fiscal 2012 earnings.”
For the fiscal year ended September 30, 2011, retail volumes sold decreased to 874.2 million gallons from 893.4 million gallons in the prior-year period, primarily due to an early end to the heating season in AmeriGas’s southern regions and customer conservation. Weather nationally during fiscal 2011 was 1.0% warmer than normal and about 1.3% cooler than the prior-year period, according to the National Oceanic and Atmospheric Administration. Revenues increased to $2.54 billion versus $2.32 billion a year ago reflecting higher average selling prices associated with higher commodity prices partially offset by lower volumes sold.
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AmeriGas Partners Reports Fiscal 2011 Results, Issues 2012 Guidance	Page 2
Total margin increased $7.4 million from the prior year as higher non-propane margin was partially offset by the impact of lower retail propane total margin resulting from lower volumes sold. Adjusted EBITDA was modestly below the prior year, as the higher total margin and increased other income was more than offset by increased operating expenses.
Retail volumes sold during the fourth quarter of fiscal 2011 were 146.4 million gallons, virtually unchanged from the prior-year period. Adjusted EBITDA for the quarter was $14.5 million compared with $4.2 million for the fourth quarter of fiscal 2010, principally due to reduced operating expenses and higher total margin resulting from increased non-propane total margin and slightly higher retail propane unit margins. Adjusted EBITDA for the current-year period excludes the impact of the $19.3 million loss on extinguishment of debt. Adjusted EBITDA for the prior-year period excludes the impact of a $7.0 million litigation reserve. The Partnership recorded a seasonal loss attributable to AmeriGas Partners for the fourth quarter of fiscal 2011 of $45.2 million compared to a seasonal loss of $40.9 million for the prior-year period.
EBITDA and Adjusted EBITDA are non-GAAP financial measures. Management believes the presentation of these measures for fiscal 2011 and 2010 provides useful information to investors to more effectively evaluate the year-over-year results of operations of the Partnership in fiscal 2011. These measures are not comparable to measures used by other entities and should only be considered in conjunction with income per limited partner unit. A reconciliation of EBITDA and Adjusted EBITDA to the most comparable GAAP financial measures is included on the last page of this press release.
AmeriGas Partners is the nation’s largest retail propane marketer, serving approximately 1.3 million customers in all 50 states from nearly 1,200 locations. UGI Corporation (NYSE:UGI), through subsidiaries, owns 44% of the Partnership and the public owns the remaining 56%.
AmeriGas Partners, L.P. (NYSE:APU) will hold a live Internet Audio Webcast of its conference call to discuss fourth quarter earnings and other current activities at 4:00 PM ET on Tuesday, November 8. Interested parties may listen to the audio webcast both live and in replay on the Internet at http://investor.shareholder.com/ugi/apu/events.cfm or at the company website; http://www.amerigas.com under“Investor Relations”. A telephonic replay will be available from 7:00 PM ET on November 8 through midnight Thursday, November 10. The replay may be accessed at 1-800-642-1687, passcode 39962455 and International access 1-706-645-9291, passcode 39962455.
Comprehensive information about AmeriGas is available on the Internet at www.amerigas.com.
This press release contains certain forward-looking statements which management believes to be reasonable as of today’s date only. Actual results may differ significantly because of risks and uncertainties that are difficult to predict and many of which are beyond management’s control. You should read the Partnership’s Annual Report on Form 10-K for a more extensive list of factors that could affect results. Among them are adverse weather conditions, cost volatility and availability of propane, increased customer conservation measures, the capacity to transport propane to our market areas, the impact of pending and future legal proceedings, political, economic and regulatory conditions in the U.S. and abroad, and our ability to successfully integrate acquired businesses and achieve anticipated synergies. The Partnership undertakes no obligation to release revisions to its forward-looking statements to reflect events or circumstances occurring after today.

AP-19	###	11/08/11

AMERIGAS PARTNERS, L.P. AND SUBSIDIARIES
REPORT OF EARNINGS
(Thousands, except per unit and where otherwise indicated)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
Revenues:
Propane	$418,746	$342,564	$2,360,439	$2,158,800
Other	41,387	38,469	177,520	161,542

	460,133	381,033	2,537,959	2,320,342

Costs and expenses:
Cost of sales — propane	289,123	215,228	1,546,161	1,340,615
Cost of sales — other	15,224	14,687	59,126	54,456
Operating and administrative expenses	146,537	158,096	620,576	609,710
Depreciation	21,124	20,026	82,977	79,679
Amortization	3,217	2,268	11,733	7,721
Other income, net	(5,159)	(3,955)	(25,563)	(7,704)

	470,066	406,350	2,295,010	2,084,477

Operating (loss) income	(9,933)	(25,317)	242,949	235,865
Loss on extinguishments of debt	(19,316)	0	(38,117)	0
Interest expense	(16,153)	(14,922)	(63,518)	(65,106)

(Loss) income before income taxes	(45,402)	(40,239)	141,314	170,759
Income tax benefit (expense)	97	(887)	(390)	(3,265)

Net (loss) income	(45,305)	(41,126)	140,924	167,494
Less: net loss (income) attributable to noncontrolling interests	110	269	(2,401)	(2,281)

Net (loss) income attributable to AmeriGas Partners, L.P.	$(45,195)	$(40,857)	$138,523	$165,213

General partner’s interest in net income (loss) attributable to AmeriGas Partners, L.P.	$1,114	$543	$6,422	$4,691

Limited partners’ interest in net (loss) income attributable to AmeriGas Partners, L.P.	$(46,309)	$(41,400)	$132,101	$160,522

(Loss) income per limited partner unit (a)
Basic	$(0.81)	$(0.73)	$2.30	$2.80

Diluted	$(0.81)	$(0.73)	$2.30	$2.80

Average limited partner units outstanding:
Basic	57,130	57,090	57,119	57,076

Diluted	57,130	57,090	57,170	57,123

SUPPLEMENTAL INFORMATION:

Retail gallons sold (millions)	146.4	146.7	874.2	893.4
EBITDA (b)	$(4,798)	$(2,754)	$297,141	$320,984
Expenditures for property, plant and equipment:
Maintenance capital expenditures	$10,011	$13,215	$38,172	$41,084
Growth capital expenditures	$8,016	$10,159	$39,056	$42,086

(a)	Income (loss) per limited partner unit is computed in accordance with accounting guidance regarding the application of the two-class method for determining earnings per share as it relates to master limited partnerships. Refer to Note 2 to the consolidated financial statements included in the AmeriGas Partners, L.P. Annual Report on Form 10-K for the fiscal year ended September 30, 2010.

(continued)

AMERIGAS PARTNERS, L.P. AND SUBSIDIARIES
REPORT OF EARNINGS
(Thousands, except per unit and where otherwise indicated)
(Unaudited)

(continued)

(b)	Earnings before interest expense, income taxes, depreciation and amortization (“EBITDA”) should not be considered as an alternative to net income (loss) attributable to AmeriGas Partners, L.P. (as an indicator of operating performance) and is not a measure of performance or financial condition under accounting principles generally accepted in the United States (“GAAP”). Management believes EBITDA is a meaningful non-GAAP financial measure used by investors to (1) compare the Partnership’s operating performance with other companies within the propane industry and (2) assess its ability to meet loan covenants. The Partnership’s definition of EBITDA may be different from that used by other companies.

Management uses EBITDA to compare year-over-year profitability of the business without regard to capital structure as well as to compare the relative performance of the Partnership to that of other master limited partnerships without regard to their financing methods, capital structure, income taxes or historical cost basis. In view of the omission of interest, income taxes, depreciation and amortization from EBITDA, management also assesses the profitability of the business by comparing net income attributable to AmeriGas Partners, L.P. for the relevant years.

Management also uses EBITDA to assess the Partnership’s profitability because its parent, UGI Corporation, uses the Partnership’s EBITDA to assess the profitability of the Partnership. UGI Corporation discloses the Partnership’s EBITDA as the profitability measure to comply with the GAAP requirement to provide profitability information about its domestic propane segment. EBITDA in the three and twelve months ended September 30, 2011 includes pre-tax losses of $19,316 and $38,117 from extinguishments of debt, respectively. EBITDA for the three and twelve months ended September 30, 2010 includes a $12,193 pre-tax loss on discontinuance of hedge accounting for interest rate protection agreements. EBITDA in the three and twelve months ended September 30, 2010 also includes a $7,000 pre-tax loss associated with increased litigation reserves.

The following table includes reconciliations of net (loss) income attributable to AmeriGas Partners, L.P. to EBITDA and Adjusted EBITDA (1) for all periods presented:

	Three Months Ended		Twelve Months Ended
	September 30,		September 30,
	2011	2010	2011	2010

Net (loss) income attributable to AmeriGas Partners, L.P	$(45,195)	$(40,857)	$138,523	$165,213
Income tax (benefit) expense	(97)	887	390	3,265
Interest expense	16,153	14,922	63,518	65,106
Depreciation	21,124	20,026	82,977	79,679
Amortization	3,217	2,268	11,733	7,721

EBITDA	$(4,798)	$(2,754)	$297,141	$320,984
Loss on interest rate hedges	0	0	0	12,193
Loss on extinguishments of debt	19,316	0	38,117	0
Litigation reserve	n.a.	7,000	n.a.	7,000

Adjusted EBITDA (1)	$14,518	$4,246	$335,258	$340,177

(1)	Adjusted EBITDA is a non-GAAP financial measure. Management believes the presentation of this measure provides useful information to investors to more effectively evaluate the year-over-year results of operations of the Partnership. This measure is not comparable to measures used by other entities and should only be considered in conjunction with net income attributable to AmeriGas Partners, L.P. for the relevant periods.

The following table includes a reconciliation of forecasted net income to forecasted EBITDA for the fiscal year ending September 30, 2012:

Forecast
Fiscal
Year
Ending
September 30,
2012
Net income (estimate)	$183,000
Interest expense (estimate)	66,000
Income tax expense (estimate)	2,000
Depreciation (estimate)	85,000
Amortization (estimate)	14,000

EBITDA	$350,000

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